Oppenheimer Small- & Mid- Cap Value Fund
Period Ending 10/31/09
Exhibit 77C

On May 21, 2009, a special meeting of the shareholders of Oppenheimer Small- & Mid- Cap Value Fund ("the Fund") was held for the purpose of voting on:

(a) the election of the following individuals to serve as Trustees:

                                            For                        Withheld
Brian F. Wruble                            76,299,071                 3,558,233
David K. Downes                            76,305,931                 3,551,373
Matthew P. Fink                            76,305,749                 3,551,554
Phillip A. Griffiths                       76,294,814                 3,562,490
Mary F. Miller                             76,371,915                 3,485,389
Joel W. Motley                             76,320,161                 3,537,143
Russell S. Reynolds, Jr.*                  76,254,054                 3,603,249
Mary Ann Tynan                             76,362,456                 3,494,848
Joseph M. Wikler                           76,332,872                 3,524,432
Peter I. Wold                              76,324,480                 3,532,824
John V. Murphy                             76,320,216                 3,537,088

*Mr. Reynolds subsequently withdrew his nomination.

(b) approval of the Fund's Amended and Restated Agreement and Declaration of Trust. 35,499,960 affirmative votes were cast; 1,487,308 negative votes were cast, and 1,987,405 votes abstained.

(c) (effective only if proposal (b) was not approved) approval of an amendment to the Fund's Agreement and Declaration of Trust to permit Trustees to establish the number of Trustees that may serve on the Board of Trustees. 35,163,304 affirmative votes were cast; 1,731,043 negative votes were cast, and 2,080,325 votes abstained.